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                                                                     EXHIBIT 3.1


                           ARTICLES OF INCORPORATION
                                       OF
                       MICHAEL GAS PRODUCTION CORPORATION

         The undersigned natural person, being of the age of eighteen (18) years or more, acting as incorporator of a corporation (the "Corporation") under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for the Corporation:

                                   ARTICLE I
                                      NAME

         The name of the Corporation is Michael Gas Production Corporation.

                                   ARTICLE II
                                    DURATION

         The period of the duration of the Corporation is perpetual.

                                  ARTICLE III
                               PURPOSE AND POWERS

         The purpose or purposes for which the Corporation is organized are:

         To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV
                                 CAPITAL STOCK

         Section 1. Authorized shares. The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty million (150,000,000), of which stock fifty million (50,000,000) shares of the par value of $0.10 each, amounting in the aggregate to $5,000,000 shall be designated Preferred Stock (hereinafter referred to as "Preferred Stock"),and of which stock one hundred million (100,000,000) shares of the par value of $0.10 each, amounting in the aggregate to $10,000,000 shall be designated Common Stock (hereinafter referred to as "Common Stock").

         Section 2. Issuance of Preferred Stock in Series. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be created and determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors of the Corporation pursuant to authority so to do, which is hereby vested in the Board of Directors of the Corporation.

         Section 3. Characteristics of Preferred Stock. Each series of Preferred Stock:

         (a)     may have such number of shares;
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         (b)     may have such voting powers, full or limited, or may be
                 without voting powers;

         (c) may be subject to redemption at such time or times and at such prices;

         (d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

         (e) may have such rights upon the dissolution or liquidation of, or upon any distribution of the assets of, the Corporation;

         (f) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

         (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

         (h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

         (i) may have such other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

all as shall be stated in such resolution or resolutions of the Board of Directors of the Corporation providing for the issue of such Preferred Stock in one or more series created thereby.

         Section 4. Increase or Decrease in Shares of a Series. Except where otherwise adopted by the Board of Directors of the Corporation providing for the issue of any series of Preferred Stock created thereby, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors of the Corporation.

         Section 5. Reissuance of Shares of Preferred Stock. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of the series of which they were originally a part or may be reclassified or reissued as part of a new series of Preferred Stock to be created by resolution
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or resolutions of the Board of Directors or as part of any other series of
Preferred Stock, all subject to the conditions or restrictions adopted by the Board of Directors of the Corporation providing for the issue of any series of Preferred Stock and to any filing required by law.

         Section 6. Rights and Voting. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Corporation on all propositions before such meetings.

         Section 7. Dividends. Subject to all of the rights of the Preferred Stock or any series thereof, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

         Section 8. Liquidation, Dissolution and Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payments in full share have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

                                   ARTICLE V
                  INITIAL CONSIDERATION FOR ISSUANCE OF SHARES

         The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

                                   ARTICLE VI
                      INITIAL REGISTERED OFFICE AND AGENT

         The post office address of its initial registered office is 13101 Northwest Freeway, Suite 320, Houston, Texas 77040, and the name of its initial registered agent at such address is Glenn D. Hart.

                                  ARTICLE VII
                               BOARD OF DIRECTORS

         The initial Board of Directors consists of four (4) directors, and the names and addresses of the persons to serve as the initial directors of the corporation until the first annual meeting of shareholders or until their successors are elected and qualified are:
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
Name                                               Address
----                                               -------
Glenn D. Hart                                      13101 Northwest Freeway, Suite 320
                                                   Houston, Texas 77040

Michael G. Farmar                                  13101 Northwest Freeway, Suite 320
                                                   Houston, Texas 77040

Stanley T. Polak                                   13101 Northwest Freeway, Suite 320
                                                   Houston, Texas 77040

Jerry Holditch                                     13101 Northwest Freeway, Suite 320
                                                   Houston, Texas 77040

         The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws or amendments thereto.

                                  ARTICLE VIII
                        VOTING; CUMULATIVE VOTING DENIED

         No shareholder shall have the right to cumulate his votes for the election of directors, but each share shall be entitled to one vote in the election of each director and for all other purposes. A majority is sufficient for any action which requires the vote or concurrence of shareholders. Any action required to be taken or which may be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if a written consent setting forth the action so taken has been signed by those shareholders holding a majority of the votes entitled to vote on such action.

                                   ARTICLE IX
                          DENIAL OF PREEMPTIVE RIGHTS

         No shareholder of the Corporation or any other person shall have any preemptive rights whatsoever to acquire additional, unissued, or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares or other securities of the Corporation.

                                   ARTICLE X
                                  INCORPORATOR

         The name and address of the incorporator is as follows:

Name                                               Address
----                                               -------
J. Randolph Ewing                                  9 Greenway Plaza, Suite 3100
                                                   Houston, Texas 77046

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                                   ARTICLE XI
                                     BYLAWS

         The initial Bylaws of the Corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the Bylaws or adopt new Bylaws is vested in the Board of Directors, subject to repeal or change by action of the shareholders.

                                  ARTICLE XII
                            LIMITATION OF LIABILITY

         A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission made in the director's capacity as a director, except for the following:

         (A) a breach of the director's duty of loyalty to the Corporation or its shareholders;

         (B) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

         (C) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

         (D) an act or omission for which the liability of the director is expressly provided by statute; or

         (E) an act related to an unlawful stock repurchase or payment of dividend.

         Any repeal or amendment of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director shall not be liable pursuant to the provisions of this Article XII, a director shall not be liable to the fullest extent permitted by any provision of the statutes of Texas hereafter enacted that further limits the liability of a director.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 24th day of June, 1996.



                                         INCORPORATOR:

                                         /s/ J. RANDOLPH EWING
                                         --------------------------------------
                                         J. RANDOLPH EWING
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                             ARTICLES  OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                     OF MICHAEL GAS PRODUCTION CORPORATION

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

                                   ARTICLE I

         The name of the Corporation is Michael Gas Production Corporation.

                                   ARTICLE II

         The following Amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on March 13, 1998:

         The Amendment alters or changes Article I of the original Articles of Incorporation, and Article I is hereby amended through restatement to read as follows:

                                   "ARTICLE I

     NAME.  The name of the Corporation is Michael Petroleum Corporation."

                                  ARTICLE III

         The number of the shares of the Corporation outstanding at the time of such adoption was 10,000; and the number of the shares entitled to vote thereon was 10,000.

                                   ARTICLE IV

         The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10 adopting said amendment and any written notice required by Article 9.10 has been given.

         DATED this 25th day of March, 1998.




                                    MICHAEL GAS PRODUCTION CORPORATION

                                    By:      /s/ GLENN D. HART
                                          -----------------------------------
                                    Name:        Glenn D. Hart
                                          -----------------------------------
                                    Title:       Chief Executive Officer
                                          -----------------------------------